Exhibit 99.1
Yahoo! Announces Agreement to Acquire Right Media, Largest Emerging Online
Advertising Exchange
Key Step in Executing Yahoo!’s Long-Term Strategy to Transform How Online Advertisers Connect to
and Engage with Their Customers — Both On and Off the Yahoo! Network
SUNNYVALE, Calif., April 30, 2007 — Yahoo! Inc. (Nasdaq: YHOO), a leading global Internet company, today announced that it has entered into a definitive agreement to acquire Right Media Inc., creator of the Right Media Exchange. The acquisition of Right Media will build upon Yahoo!’s leadership in online advertising and is a key step towards executing the Company’s long-term strategy to transform how online advertisers connect to and engage with their customers — both on and off the Yahoo! network. Under the terms of the agreement, which follows Yahoo!’s 20 percent strategic investment in Right Media in October 2006, Yahoo! will acquire the remaining equity interest in Right Media for approximately $680 million. Shareholders will be paid in approximately equal parts cash and stock, and Right Media options and similar equity awards will be assumed by Yahoo!.
“The acquisition of Right Media will further Yahoo!’s goal to create the industry’s most open, accessible and vibrant advertising marketplace, which will help democratize the buying and selling of digitally enabled advertising,” said Terry Semel, chairman and CEO of Yahoo!. “This acquisition is an important step in our long-term vision to build the industry’s leading advertising and publisher ecosystem. We believe that Yahoo!’s open approach is a clear differentiator from others in the industry and provides significant benefits to advertisers, publishers and Yahoo! itself.”
The Right Media Exchange is the industry’s largest emerging online advertising exchange, and as publishers increasingly turn to exchanges to monetize their ad inventory, this acquisition will help Yahoo! establish a leading position in this large, attractive and fast growing segment of the online ad market.
“We share Yahoo!’s vision of a more empowered marketplace, where efficiency, transparency and accountability in online advertising become the norm,” said Michael Walrath, CEO and founder of Right Media. “We are very excited by the prospect of becoming part of Yahoo!, the market leader in display advertising, as it looks to revolutionize the media buying and selling landscape.”
“Yahoo! is the largest online publisher and one of the leading ad networks on the web, and we believe it is in our strong financial interest to make sure there is a widely adopted, neutral, frictionless exchange that enables publishers and advertisers to benefit from a basket of the best solutions rather than having to accept a single solution from one of the larger players,” said Susan Decker, head of advertiser and publisher group and CFO of Yahoo!. “Furthermore, as the industry’s partner of choice and as a leader in both search and display advertising, we believe that we are well-positioned to rally the industry support to make the promise of Right Media a reality for the entire digital media community.”
Open Exchange Will Benefit Advertiser, Publishers, and Yahoo!
Right Media’s open exchange will facilitate a frictionless model where buyers have equal opportunity to engage with the largest, most valuable audiences and to extract the maximum value from their campaigns and sellers can access an enormous pool of advertisers and foster competition for their inventory to maximize revenue. Yahoo! will increase its participation in the Right Media Exchange both as a buyer and seller to help increase liquidity in the exchange while empowering publishers and advertisers to generate more value for themselves within this vibrant marketplace.
An open exchange will provide tremendous opportunity for advertisers, publishers, advertising networks, and for Yahoo!:
•	Advertisers will have greater inventory and audience options from Yahoo! and other participants in this exchange, as well as increased control and visibility into the buying process.

•	Publishers will be able to bundle their own ad inventory with Yahoo!’s inventory and the exchange’s inventory — thereby boosting demand and generating the highest returns for each ad placement.

•	Advertising networks will reap the same benefits as advertisers and publishers, and additionally, the exchange will benefit those ad networks with unique value propositions, giving them an opportunity to compete with the largest players, thanks to reduced friction and increased transparency.

•	For Yahoo!, this more open approach will allow the company to increase liquidity, allow advertisers to more efficiently ascertain the true value of display ad inventory, and generate greater returns for Yahoo!’s own display inventory. It will give Yahoo! a new channel and inventory for excess demand and provide an opportunity to derive more value from non-premium inventory.
As the largest online publisher and one of the leading ad networks, Yahoo! can help drive additional participation in Right Media’s open exchange and ensure a level playing field for all parties.
Investor and Media Conference Call
Yahoo! will host a conference call to discuss today’s news at 11:00 a.m. Eastern Time today. A live webcast of the conference call can be accessed through the Company’s Investor Relations website at http://yhoo.client.shareholder.com/mediaRegister.cfm?MediaID=25393. In addition, an archive of the webcast can be accessed through the same link.

About Right Media
Right Media created an open media exchange to bring more efficiency, value and standardization to interactive advertising. The Right Media Exchange gives its members an easy way to access more media, form direct relationships and trade at fair market value. More than 20,000 buyers and sellers trade over four billion impressions a day on the Exchange. Right Media offers a range of solutions that help these businesses operate more efficiently — from simple exchange access to the ability to create their own exchange. Founded in 2003, the company is privately funded, including investments from Yahoo! and Redpoint Ventures, and is based in New York.
About Yahoo!
Yahoo! Inc. is a leading global internet brand and one of the most trafficked Internet destinations worldwide. Yahoo!’s mission is to connect people to their passions, their communities and world’s knowledge. Yahoo! is headquartered in Sunnyvale, California.
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This press release contains forward-looking statements that involve risks and uncertainties concerning Yahoo!’s proposed transaction with Right Media Inc. (including without limitation the statements contained in the quotations from management in this press release), as well as Yahoo!’s strategic and operational plans. Actual events or results may differ materially from those described in this press release due to a number of risks and uncertainties. The potential risks and uncertainties include, among others, the possibility that the transaction will not close or that the closing may be delayed; and that the anticipated benefits to Yahoo!, advertisers and publishers may not be realized. More information about potential factors that could affect Yahoo!’s business and financial results is included under the captions, “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 which is on file with the SEC and available at the SEC’s website at www.sec.gov.
Yahoo! and the Yahoo! logo are trademarks and/or registered trademarks of Yahoo! Inc. All other names are trademarks and/or registered trademarks of their respective owners.
Contact:
Yahoo!
Helena Maus
408-349-7085
helena@yahoo-inc.com
OutCast Communications
Reema Bahnasy
415-345-4760
reema@outcastpr.com